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                            VALUE PROPERTY TRUST
                     RATIO OF EARNINGS TO FIXED CHARGES

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                                                                       For the fiscal years ended September 30,
                                                                       ----------------------------------------

                                                                                                                    Proforma
                                                           1991        1992        1993        1994        1995       1995
                                                           ----        ----        ----        ----        ----       ----

Net income (loss)                                       $(35,653)   $(37,472)   $(53,969)   $(21,590)   $(20,033)  $  4,144
 Add back: Restructure related expenses                 $ (5,807)   $   (934)   $ (5,844)   $ (2,360)   $ (6,219)      N/A
           Fixed charges                                $(37,266)   $(28,956)   $(28,510)   $(33,002)   $(35,900)  $(12,235)
                                                         -------     -------     -------     -------     -------    -------
Earnings                                                $  7,420    $ (7,582)   $(19,615)   $ 13,772    $ 22,086   $ 16,379
                                                         =======     =======     =======     =======     =======    =======
Fixed charges                                           $(37,266)   $(28,956)   $(28,510)   $(33,002)   $(35,900)  $ 12,235
                                                         =======     =======     =======     =======     =======    =======
Ratio of earnings to fixed charges                        -19.91%     -26.18%    -68.80%     -41.73%     -61.52%    133.87%

Net income (loss) is net of the following expenses:
 Provision for losses                                   $(33,000)   $(32,000)   $(37,000)   $ (2,000)   $ (3,000)      N/A
 Reorganization expenses                                $ (5,807)   $   (934)   $ (5,844)   $ (2,360)   $ (6,219)      N/A
 Write down of invested assets to reorganization value         0           0           0           0    $(66,597)      N/A
 Extraordinary item -- gain on extinguishment of debt          0           0           0           0    $ 75,304       N/A

NOTE: FIXED CHARGES CONSIST OF INTEREST EXPENSE AND THE AMORTIZATION OF DEBT ISSUANCE COSTS.

                                                                       Proforma Calculation
                                                                       --------------------
                                                                       Net income historical                       ($20,033)
                                                                       Add back interest expense                    (35,900)
                                                                       Add back reorganization expenses              (6,219)
                                                                       Add back write-down of assets                (66,597)
                                                                       Add back provision for losses                 (3,000)
                                                                       Subtract gain on extinguishment of debt       75,304
                                                                       Subtract interest expense of new debt         12,235
                                                                                                                    -------
                                                                       New net income                                $4,144
                                                                                                                    =======

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